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                                                                  Exhibit 3.5(b)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                    * * * * *


CURTIS INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                  RESOLVED, that the Certificate of Incorporation of CURTIS INDUSTRIES, INC. be amended by changing the first article thereof so that, as amended, said article shall be and read as follows:

                           1.       The name of the corporation is:

                                            C I, INC.


         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, said CURTIS INDUSTRIES, INC. has caused this certificate to be signed by John H. Fountain, its Chairman this 10th day of May, 2000.


                                           By:
                                                -----------------------
                                                    John H. Fountain

                                           Title:    Chairman
                                                -----------------------



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